Filed Pursuant To Rule 433
Issuer Free Writing Prospectus dated March 2, 2011
Relating to Registration Statement on Form S-3
Registration No. 333-165139

NASDAQ WELCOMES
HOMEOWNERS
CHOICE, INC.
NASDAQ LISTED HCII
HCI
HOMEOWNERS CHOICE
Insurance for Floridians by Floridians
NASDAQ
SOLD OUT
NEW YORK POLICE DEPT
SPAMALOT

February 2011

Investor Presentation

Homeowners Choice, Inc.

Nasdaq Global Market: HCII

1

Forward Looking Statements

This presentation includes certain forward-looking statements and information, including statements regarding plans, strategies, and expectations of Homeowners Choice, Inc. When used in this presentation, words such as “believes,” “anticipates,” “expects,” “estimates,” or words of similar meaning are generally intended to identify forward-looking statements. All statements other than statements of historical fact included in this presentation are forward-looking statements. These forward-looking statements are subject to risks, uncertainties, assumptions, and other factors, many of which are beyond the control of Homeowners Choice Inc. Important factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements are described in the company’s filings with the Securities and Exchange Commission, including within the “Risk Factors” section of the company’s prospectus filed July 24, 2008 and its Annual Report on Form 10-K filed March 30, 2010.

© 2011 Homeowners Choice Inc. All Rights Reserved

HCI Facts
• Clearwater Florida-based property and casualty company
• Raised $13 million equity capital in April 2007
• Began operations in July 2007
• Raised $10 million in July 2008 IPO
• Book value per share increased to $7.74 from $2.43 in 3 years
• Initiated quarterly dividend
© 2011 Homeowners Choice Inc. All Rights Reserved

Our Business
• Homeowners Insurance
• Condominium Owners Insurance
• Renters Insurance

© 2011 Homeowners Choice Inc. All Rights Reserved

Current Status
•	59,000 policies *
•	$120 million in annualized premiums *
•	Well positioned for significant growth via strategy that leverages management expertise and Florida regulatory programs

* At 9/30/10
© 2011 Homeowners Choice Inc. All Rights Reserved

The Florida Market Opportunity
•	4.4 million in personal residential and condo owners policies
•	$6.9 billion in premiums
•	Diminishing presence by certain competitors

© 2011 Homeowners Choice Inc. All Rights Reserved

Florida Major Hurricane History
1964 –None	1980 –None	1996 –None
1965 –1	1981 –None	1997 –None
1966 –None	1982 –None	1998 –None
1967 –None	1983 –None	1999 –None
1968 –None	1984 –None	2000 –None
1969 –None	1985 –1	2001 –None
1970 –None	1986 –None	2002 –None
1971 –None	1987 –None	2003 –None
1972 –None	1988 –None	2004 –3
1973 –None	1989 –None	2005 –2
1974 –None	1990 –None	2006 –None
1975 –1	1991 –None	2007 –None
1976 –None	1992 –1	2008 –None
1977 –None	1993 –None	2009 –None
1978 –None	1994 –None	2010 - None
1979 –None	1995 –1
© 2011 Homeowners Choice Inc. All Rights Reserved

Risk Transferred via Reinsurance
•	New comprehensive reinsurance catastrophe program in June 2010
•	Small single event retention of approximately $7 million
•	Coverage of approximately $386 million is in excess of 1-in-100 year Probable Maximum Loss (PML)
•	All Reinsurers are either A.M. Best “A-” rated or fully collateralized
© 2011 Homeowners Choice Inc. All Rights Reserved

Progress

© 2011 Homeowners Choice Inc. All Rights Reserved

2009 Highlights
•	Gross premiums earned up 78% to $110.0 million
•	Net premiums earned up 38% to $65.3 million
•	Net income of $10.9 million, or $1.52 per share (diluted)
•	Profitable in Q3 and Q4 despite rising reinsurance costs
•	Cash, short-term and other liquid investments of $92 million
•	Book value per share rose 29.7% to $7.03
•	Repurchased approximately 452,000 shares through 12/31
© 2011 Homeowners Choice Inc. All Rights Reserved

Nine-month 2010 Highlights
• Gross premiums earned up 7% year over year at $89.7 million
• Cash, short-term and other liquid investments of $111 million
• Book value per share rose 10% to $7.74 from year end 2009
• Conservative investment portfolio
• Repurchased 215,969 shares in first nine months
© 2011 Homeowners Choice Inc. All Rights Reserved

Looking Ahead
•	Growth opportunities include acquisition and/or organic growth
•	Recurring revenue stream of $120M +
•	Anticipate improved 2011 profitability through policy optimization and reduced reinsurance costs
•	14% rate increase in effect from April 2010
•	Quarterly and annual dividend
•	Planned expansion into Alabama
© 2011 Homeowners Choice Inc. All Rights Reserved

HCII Compared to Public Peers
Public Peers	Ticker	Price 2/14/11	Market Cap ($Mil)	EPS Q409	EPS Q110	EPS Q210	EPS Q310	Price/Book
Universal Insurance	UVE	5.88	230.29	(0.07)	0.21	0.27	0.36	1.66
21st Century Holding	TCHC	3.22	25.58	(0.93)	(0.12)	(0.30)	(0.16)	0.41
United Insurance	UIHC	2.95	31.19	(0.12)	(0.35)	0.02	(0.03)	0.83
Homeowners Choice	HCII	8.30	52.04	0.12	0.10	0.19	0.25	1.07
Source: Yahoo Finance
© 2011 Homeowners Choice Inc. All Rights Reserved

Statistics
Nasdaq (Common/Warrants):	HCII / HCIIW
Recent Price (1/12/11)	$8.30 (Warrants $ 0.88)
Market Cap:	$ 52.04 Million**
Range:	$ 5.15 - $ 9.15
Shares Outstanding:	6.2 Million**
Fully Diluted Shares:	6.7 Million*
Book Value:	$ 7.74*
Inside Ownership:	30%**
Cash, Short-term & Other Liquid Investments:	$ 111 Million
Revenue TTM:	$ 59.4 Million
Diluted EPS TTM:	$ 0.66*
Price Book:	1.07x
P/E TTM:	12.75x
* At 9/30/10
** Approximately
© 2011 Homeowners Choice Inc. All Rights Reserved

Thank You
Office Location	Independent Registered Public Accounting Firm
Homeowners Choice, Inc.	Hacker, Johnson & Smith PA
2340 Drew Street, Suite 200	Tampa, Florida
Clearwater, FL 33765
Phone: (727) 213-3600
Fax: (727) 797-7591	Registrar and Transfer Agent
www.hcpci.com	American Stock Transfer and Trust Company
Investor Information	6201 15th Avenue Brooklyn, NY 11219 Tel (800) 937-5449

Direct all inquiries for investor relations information, including copies of the Company’s Form 10-K and other reports filed with the SEC, to: Jay Madhu

Vice President Marketing and Investor Relations

Homeowners Choice, Inc.

2340 Drew Street, Suite 200

Clearwater, FL 33765

Phone: (727) 213-3660

jmadhu@hcpci.com

© 2011 Homeowners Choice Inc. All Rights Reserved

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a written prospectus related to the offering may be obtained from Anderson & Strudwick, Incorporated, the placement agent in the offering, by calling 1-800-767-2424.

© 2011 Homeowners Choice Inc. All Rights Reserved